Exhibit 10.32
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

EXECUTION COPY
MASTER SUPPLY AGREEMENT
     This Master Supply Agreement (“Agreement”) is entered into as of this 14th day of July 2008, (“Effective Date”) by and between Evergreen Solar, Inc., having its principal place of business at 138 Bartlett Street, Marlboro, MA 01752-3016 USA (“Evergreen”), and IBC Solar AG., having its principal place of business at Am Hochgericht 10, 96231 Bad Staffelstein, DE (“Purchaser”).

     1. DEFINITIONS
          (a) “Affiliate” means any entity controlled by a party at the relevant time. For the purposes of this definition, “control” means the beneficial ownership of more than fifty percent (50%) of the voting rights of the respective entity.
          (b) “Flash Test Data” means the flash test data specified by Evergreen in this Agreement or relevant documentation provided by Evergreen, a sample of which is included in Schedule 4.
          (c) “Listed Port” means any one of the ports listed on Schedule 1.
          (d) “Purchase Order” means a purchase order for the purchase of Products properly placed under this Agreement.
          (e) “Product” means any Product set forth in Schedule 2 to be supplied by Evergreen to Purchaser under this Agreement.
          (f) “Quarter” means calendar quarter (i.e., any of (i) January, February and March, (ii) April, May and June, (iii) July, August and September, or (iv) October, November and December). Notwithstanding the foregoing, in the event of a change of Evergreen’s fiscal year end, upon Evergreen’s request, the parties shall promptly discuss and mutually agree to corresponding adjustments, if any, to the definition of “Quarter,” and references to the calendar year, to the extent necessary or appropriate.

          (g) “Specifications” means the technical specifications for a Product, as expressly set forth in Schedule 2 for the respective Product, and as may be changed from time to time as set forth in Section 7 below.
          (h) “Termination Date” means the Termination Date as defined in Schedule 1 under the heading “Supply Period.”
          (i) “Territory” means the Territory specified in Schedule 1.
          (j) “User Documentation” means end user documentation for the Products provided by Evergreen to Purchaser for distribution to end users with the Products.
     2. SCOPE
          This Agreement is intended by Evergreen and Purchaser to serve as the operating requirements, terms and conditions regarding their respective business relationship. It is the intent of the parties that this Agreement shall prevail over the terms and conditions of any Purchase Order, acknowledgment form or other instrument even if such Purchase Order, acknowledgment form or other instrument purports to supersede these terms and is accepted by Evergreen unless such Purchase Order, acknowledgment form or other instrument expressly references this Section 2. Any other additional or different terms in Purchase Orders that are not signed by both Parties, or other such documents of Purchaser in connection with orders or acknowledgements are hereby deemed to be material alterations and notice of objection to and rejection of them is hereby given.
     3. ANNUAL AND QUARTERLY COMMITMENTS
          (a) Annual Commitments. Evergreen agrees to sell to Purchaser, and Purchaser agrees to buy Products, in each case, on an annual, firm commitment basis, the aggregate quantities for the specified years set forth on Schedule 1 (for each applicable year, the “Annual Commitment”). Nothing in Section 3(b) (Quarterly Commitments) or Section 3(c)(Product Type Allocation) shall require Evergreen to sell to Purchaser more than, or allow Purchaser to purchase or Evergreen to sell less than, the Annual Commitment.
          (b) Quarterly Commitments. No later than [****] of each calendar year, Purchaser shall provide Evergreen with a binding forecast of the quantities of total Product and corresponding quantities of each Product type that Purchaser wishes to purchase in each respective Quarter of such upcoming year, which quarterly quantities of Product and Product type shall be within twenty percent (20%) and thirty percent (30%) of the applicable Annual Commitment and shall, in the aggregate, equal Purchaser’s applicable Annual Commitment; provided that for the first Quarter of any calendar year Purchaser may specify Products in quantities ranging from a minimum of ten percent (10%) to a maximum of thirty percent (30%) of the applicable Annual Commitment. Notwithstanding Purchaser’s forecast, Evergreen shall provide for shipment (i) in each Quarter Products in quantities ranging from a minimum of twenty percent (20%) to a maximum of thirty percent (30%) of the applicable Annual Commitment and (ii) on an annual calendar year basis, the applicable Annual Commitment; provided that for the first Quarter of any calendar year Evergreen may specify Products in quantities ranging from a minimum of ten percent (10%) to a maximum of thirty percent (30%)

          of the applicable Annual Commitment. Evergreen shall notify Purchaser within [****] business days of receipt of Purchaser’s forecast if Evergreen does not accept Purchaser’s forecast for the full amount specified by Purchaser for each applicable Quarter in Purchaser’s forecast.
          (c) Product Type Allocation. Purchaser acknowledges that certain elements of the Product manufacturing process limit Evergreen’s ability to guarantee availability of volumes of different Product types at different times as would be required to satisfy requests for specific Product types during each Quarterly and Annual Commitment period. In establishing the Quarterly allocations for delivery pursuant to Section 3(b), Evergreen agrees to use reasonable efforts to schedule Quarterly volumes that give effect to Purchaser’s forecasted quantities of Product type for each applicable Quarter and for each applicable Annual Commitment; provided, however, that Evergreen reserves the right in its discretion to adjust the allocations of Product types based actual production levels of different Product types and Evergreen’s need to satisfy requests for allocations of different Product types from its other customers.
          (d) Additional Orders. Orders for Products in excess of the applicable Annual Commitments may be negotiated on a case-by-case basis; provided that, unless otherwise agreed, if Evergreen and Purchaser agree to the terms of Purchase Orders for quantities of Products in excess of any Annual Commitments, such excess amounts will not count towards satisfaction of Purchaser’s Annual Commitment for any subsequent calendar year.
     4. PURCHASE ORDERS
          (a) In General. Purchaser shall place Purchase Orders for and buy Products in accordance with the terms and conditions of this Agreement. Purchaser shall place Purchase Orders at least three (3) months in advance of the respective requested shipment date.
          (b) Placement of Orders and Acceptance. Purchase Orders may be sent by telefax or other electronic media approved by Evergreen and shall specify Product type, quantity, destination, and requested shipment date. Purchaser’s Purchase Orders shall request a shipment date, and, provided the Product conforms with the Purchase Order and is available for shipment by Evergreen as of the end of the respective Quarter for which Purchaser delivered the Purchase Order, Purchaser shall be deemed to have accepted shipment, within the respective Quarter in which Purchaser is required to purchase the respective quantity. Provided a Purchase Order is for Products within the required commitments of this Agreement, including the forecast amounts accepted by Evergreen pursuant to Section 3 (Annual And Quarterly Commitments) and the timing requirements set forth in Section 4(a) (In General) , and does not conflict with the terms and conditions of this Agreement, Evergreen shall acknowledge and accept such Purchase Order by written notice or e-mail transmission delivered to Purchaser within [****] business days following Evergreen’s receipt of such Purchase Order. Evergreen’s acknowledgement shall provide expected shipment dates and quantities of each Product type for the respective Purchase Order. Purchase Orders will be binding upon Evergreen when accepted by Evergreen and confirmed by delivery of Evergreen’s order acknowledgment according to this Section 4(b).
          (c) Shipment Date and Rescheduling. Purchaser may cancel or reschedule for later shipment any Purchase Order; provided, however, that Purchaser shall not violate the other requirements of this Agreement including Section 3 (Annual and Quarterly Commitments). For the avoidance of doubt, Purchaser shall not reschedule Purchase Orders such that Purchaser would request or accept shipment in the respective Quarter of less than the quantities Purchaser is required to purchase in such Quarter under Section 3(b) (Quarterly Commitments) or otherwise violate the terms of this Agreement.
          (d) Placement of Orders by Affiliates. Evergreen shall accept Purchase Orders meeting the requirements of this Agreement from third parties that are Affiliates of Purchaser’s, provided that Purchaser has confirmed in writing that such third parties are Affiliates. Such Purchase Orders shall be deemed to have been made by Purchaser under this Agreement, and Evergreen shall have no legal obligation to such Affiliates under this Agreement or under such Purchase Orders. Purchaser shall be responsible for compliance with the terms and conditions of this Agreement, including payment, with respect to any such Purchase Order placed by its Affiliates, and shall indemnify and hold Evergreen harmless for (i) any claims against Evergreen by such Affiliates, except for claims resulting solely from Evergreen’s willful or grossly negligent conduct outside the scope of this Agreement, or (ii) arising from the activities of such Affiliates. Notwithstanding the foregoing, in the event that Purchaser represents that an entity is an Affiliate of Purchaser from which orders are to be accepted hereunder, Evergreen shall have the right to treat such orders as Purchase Orders by an Affiliate of Purchaser under this Section 4(d) (Placement of Orders by Affiliates) notwithstanding such entity’s failure to actually qualify as an Affiliate as defined herein.
     5. PROVISION OF DATA
          (a) End User Statistics and Performance Data. Purchaser shall make reasonable efforts to provide Evergreen anonymous Quarterly reports detailing location and channel in which the Products are sold and installed, but only to the extent such information is known by Purchaser and easily transmittable to Evergreen without undue expense to Purchaser. Subject to the foregoing provision, such reports shall be in a format and include information reasonably requested by Evergreen including without limitation location information (country or area) of the respective sales and installations. Purchaser shall not be required to provide information that gives Evergreen any customer names. In addition, upon Evergreen’s reasonable request, Purchaser shall use reasonable efforts to provide semi-annual performance monitoring data for all Purchaser’s installations for which monitoring data is available and easily transmittable to Evergreen without undue expense to Purchaser and provided that Purchaser has the right to share such data. Purchaser will use reasonable commercial efforts to request the right to share data with Evergreen and to the extent it cannot share data if the names of end users are associated with the data Purchaser will share the data anonymously to the extent permitted by law.
          (b) Flash Test Data. Evergreen shall provide Purchaser with Flash Test Data for the Products in an electronic format within three (3) days after the Products leave the factory dock. Evergreen will make reasonable efforts to ensure this data is in a format suitable for loading into Purchaser’s database.

     6. SHIPMENT
          (a) Shipment. Except as otherwise may be agreed by Evergreen and Purchaser in writing, Evergreen will deliver the Products under accepted Purchase Orders [****]. Evergreen shall use commercially reasonable efforts to make the Products available for shipment in accordance with the estimated shipment date provided in Evergreen’s acknowledgement for each applicable Purchase Order.
          (b) Packaging and Inspection. All Products shall be prepared for shipment in a manner that follows commercially reasonable practices and is reasonably adequate to ensure safe arrival. Purchaser or its agent must report any visible damage to packaged Products at the final destination of shipment. If no such visible damage or packaging concerns are reported at such time, Purchaser shall be deemed to have accepted the Products packaged for shipment in acceptable condition in compliance with Evergreen’s packaging obligations. Acceptance or deemed acceptance of the packaged Products for shipment shall in no way reduce Purchasers right to inspect Products pursuant to Section 14
     7. PRODUCT CHANGES
          Evergreen shall have the right to make any changes to the Products that do not affect the form, fit, function, or state of certification of the Products without notice. In the event that Evergreen knows of proposed changes to the Specifications that will affect the form, fit or function of the Products, Evergreen shall inform Purchaser at least ninety (90) days in advance prior to implementing such changes. Evergreen shall not incur any liability thereby or any obligation to provide such changes or improvements on Products previously purchased or sold by Purchaser. If such changes cause Purchaser (or its Affiliates’) to cancel or modify Purchase Orders because Purchaser’s (or Affiliates’) end users refuse to accept the Products as modified, then Purchaser (or its Affiliates) will not incur any liability as a result of such change or cancellation in any Purchase Order and the Quarterly requirements represented by such changes or cancellations, as the case may be.
     8. PRICES AND PAYMENT
          (a) Product Prices. Prices for the Products shall be [****] to any port listed in Schedule 1. Unless otherwise specified in Schedule 1, invoices for Products will be issued upon shipment.
          (b) Taxes. All prices listed in Schedule 1 are net prices to which VAT, sales or other taxes and levies shall be added as required under applicable statutes, rules and regulations. Except as required by the shipping terms [****] as agreed pursuant to Section 6(a)), all taxes and levies that are by applicable statutes, rules and regulations required to be paid by Evergreen shall be paid by Evergreen. All taxes or levies that are by applicable statutes, rules and regulations required to be paid by Purchaser shall be paid by Purchaser.
          (c) Payment. Terms of payment are net [****] days from the date of shipment (allowing payment to be made [****] days from the estimated issue date on the bill of lading for each shipment on the fifth [****] following shipment date). All payments are non-

refundable, except as provided in Section 13 (Warranty Services) and shall be made in Euros by wire transfer. Evergreen reserves the right to withhold shipment or request advance payment or letter of credit arrangements be made in the event Purchaser is delinquent in making payments. Late payments shall bear interest at the rate of eighteen percent (18%) per year from the date due, accruing daily, or the highest rate permitted by law, whichever is less. Purchaser’s payments must be current in order for Purchase Orders to be accepted.
     9. TERRITORY
     Purchaser shall distribute the Products purchased from Evergreen hereunder solely in the Territory. Purchaser shall not knowingly market, sell, or distribute the Products outside of the Territory or to customers or end users outside the Territory, directly or indirectly, without the prior written approval of Evergreen.
     10. TERM AND TERMINATION
          (a) Term. This Agreement shall commence on the Effective Date and shall terminate on the Termination Date. The term of this Agreement shall be extended for additional one (1) year terms to the extent that the parties agree to minimum quantities and prices applicable to such years and the parties execute a signed, written amendment of Schedule 1, which includes the quantities and prices applicable to such extended term. A copy of any such amended schedule shall be attached to this Agreement. The parties shall discuss whether such extensions are mutually agreeable starting a year prior to the Termination Date.
          (b) Termination for Cause. Either party may immediately terminate this Agreement if the other party fails to cure a material breach of the Agreement within: (i) [****] days of [****] (which may be given at any time after [****]), in the case of non-payment, which shall be deemed a material breach regardless of the amount of such non-payment or (ii) [****] days of [****] (which may be given at any time after [****]).
          (c) Effect of Termination. Upon termination of this Agreement by Evergreen for cause under Section 10(b) (Termination for Cause) above, Evergreen may, at its option, cancel all of Purchaser’s unshipped Purchase Orders without further obligation. Similarly, upon termination of this Agreement by Purchaser for cause under Section 10(b) (Termination for Cause) above, Purchaser may, at its option, cancel all of Purchaser’s Purchase Orders not yet made available for shipment without further obligation. Sections 1 (Definitions) 8 (Prices and Payment), 10(c) (Effect of Termination), 10(d) (No Liability for Termination), 11 (Intellectual Property), 12 (Confidentiality), 13 (Warranty Services), 16 (Limitation of Liability) and 17 (General) shall survive any termination of this Agreement. In addition, any right or legal obligation of a party contained in any addendum or amendment to this Agreement, that by its express term or nature would reasonably extend for a period beyond the term of the Agreement, shall also survive the termination of the Agreement for such extended period.
          (d) No Liability for Termination. In the event of a permitted termination of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Evergreen or Purchaser. Termination shall not, however, relieve either party of obligations incurred prior to termination of this Agreement.
     11. INTELLECTUAL PROPERTY
          (a) Ownership by Evergreen. Evergreen shall retain all patents and other proprietary rights embodied in the Products and User Documentation and all modifications and derivative works of any of the foregoing. Purchaser hereby agrees to assign, and does hereby assign, to Evergreen ownership of all intellectual property rights in the Products (exclusive of any Improvements made by Purchaser) and User Documentation to the extent that Purchaser may obtain any rights therein or thereto.
          (b) Improvements. Except as otherwise expressly agreed between the parties, if Purchaser makes any Improvement (as defined below) to the Products or User Documentation or intellectual property rights therein, whether or not patentable, Purchaser shall grant and does hereby grant to Evergreen a perpetual, royalty-free, worldwide, non-exclusive license to make, have made, use, sell, offer to sell, sublicense and otherwise exploit such Improvement; provided that such Improvements may only be made, used, sold, offered for sale, sublicensed and otherwise exploited together with the Products and not on a standalone basis. As used herein, “Improvement” means any improvement, enhancement, modification, invention, trade secret, feedback or suggestion that is based on or derived from, or otherwise applicable to, all or any part of the Products or User Documentation.
          (c) User Documentation. Purchaser will not disclose or distribute any documentation provided by Evergreen except User Documentation provided for that purpose. User Documentation may be provided in hard copy form or on electronic media from which Purchaser may make additional copies except as expressly prohibited by Evergreen in writing. Purchaser shall not modify the User Documentation without the prior written consent of Evergreen.
          (d) Trademarks. The parties may use each other’s trademarks, trade names, logos or service marks (collectively, “Trademarks”) in connection with such party’s promotion and distribution of Products only after obtaining the prior written consent of the other party on a case-by-case basis, in its sole discretion, provided that Purchaser may identify Evergreen as the manufacturer and/or supplier of the Products, and Evergreen may identify Purchaser as a distributor of the Products, as the case may be without the need for consent of the other party. Each party’s use of the other’s Trademarks shall fully comply with all guidelines that may be provided by one party to the other concerning the use of the Trademarks. All use of the Trademarks of one party by the other shall inure solely to the benefit of the trademark holder, and neither party shall obtain any rights with respect to any of the Trademarks of the other. Purchaser and its direct and indirect customers shall retain the Trademarks as the Trademarks appear on the Products and User Documentation.
          (e) Proprietary Notices. Purchaser shall not remove any copyright, patent, Trademark or other proprietary notices, markings or legends from the Product or User

Documentation and shall reproduce all such notices, markings and legends on all copies of the Product and User Documentation permitted under this Agreement.
          (f) No Implied Licenses. No licenses are granted to Purchaser or Evergreen under this Agreement except as expressly set forth in this Section 11 (Intellectual Property) and as implied by Evergreen’s right to use Purchaser data in 5(a) (Customer Statistics and Performance Data), either expressly or by implication, estoppel or otherwise. ALL RIGHTS NOT EXPRESSLY GRANTED HEREIN ARE RESERVED TO EVERGREEN OR PURCHASER, AS THE CASE MAY BE, OR THEIR RESPECTIVE LICENSORS.
     12. CONFIDENTIALITY
          (a) Confidential Information. “Confidential Information” means information in any form that may be disclosed by a party hereto (“Disclosing Party”) to the other party (“Receiving Party”) provided that it shall be either (i) conspicuously marked “Confidential” or “Proprietary” if disclosed to the Receiving Party in tangible form, or (ii) if disclosed orally, is reduced by the Disclosing Party to a writing conspicuously marked “Confidential” or “Proprietary” and given to the Receiving Party within [****] days of such oral disclosure.
          (b) Exclusions. Notwithstanding the provisions of Section 12(a) (Confidential Information), Confidential Information excludes information that the Receiving Party can demonstrate in writing: (i) is or becomes part of the public domain through no fault or breach of the Receiving Party; (ii) is rightfully known to the Receiving Party prior to receipt from the Disclosing Party, as shown by Receiving Party’s written records; (iii) is subsequently rightfully obtained by the Receiving Party from a third party that has the legal right to disclose such information to the Receiving Party; or (iv) is independently developed by the Receiving Party without use of Disclosing Party’s Confidential Information and without the involvement of Receiving Party’s employees who had access to Disclosing Party’s Confidential Information. Receiving party shall be permitted to disclose Disclosing Party’s Confidential Information if such disclosure is required by law, provided that the Receiving Party provides the Disclosing Party with prompt written notice of such requirement prior to such disclosure; or is permitted by the express terms of this Agreement, or by implication in the case of the User Documentation.
          (c) Use and Disclosure. Each party agrees that it (i) shall use such Confidential Information of the other party only to the extent reasonably necessary to perform its obligations or exercise its rights under this Agreement and (ii) shall not disclose, or permit to be disclosed such Confidential Information, either directly or indirectly, to any third party except as permitted under this Agreement or otherwise approved in writing by the other party. Each party agrees to exercise at least reasonable care in protecting the Confidential Information of the other party from unauthorized use and disclosure but in no event less care than such party takes to protect its own Confidential Information. Notwithstanding the foregoing, Purchaser may disclose the Product and User Documentation to third parties in connection with the marketing and sale of the Products pursuant to this Agreement.
          (d) Confidentiality of Agreement. The terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed to any third party, except (i) with the other party’s consent, which shall not be unreasonably withheld; (ii) as may be required by law or regulation or in connection with public offerings or securities filings; (iii) in confidence, to its legal counsel, accountants, investors and financial advisors; (iv) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; and (v) in confidence, as reasonably required in connection with a financing or merger or acquisition of all or substantially all of the business or assets of Evergreen or Purchaser.
          (e) Publicity. The contents of any press release or publicity disclosing any aspect or the existence of the business relationship contemplated by this Agreement shall be subject to mutual agreement of the parties. Neither party shall issue any such press release or publicity without the prior written consent of the other party unless such disclosure is required by law. Notwithstanding the foregoing, the parties shall discuss and cooperate to issue a mutually agreed upon press release promptly upon execution of this Agreement.
     13. WARRANTY SERVICES
          (a) Limited Product Warranty. All Products covered by this Agreement will be warranted to the end user per the conditions of the standard Evergreen warranty statements provided with the Products, a representative copy of which is attached hereto as Schedule 3. Evergreen may modify such warranty from time to time in addition to providing differing warranties for different products and markets on ninety (90) days prior written notice to Purchaser; provided, however that if any such modification materially reduces the warranty provided as a whole set forth in Schedule 3 and such reductions are (i) not substantially consistent with those generally accepted in the industry and (ii) not materially different than the warranty offered all other customers, Purchaser may, on written notice to Evergreen, if Evergreen fails to withdraw its modification of the warranty within ten (10) business days of receipt of such notice, terminate this Agreement in accordance with Section 10(b). In no event will the Purchaser’s warranty on Products be materially different than that offered for Products sold to all other Evergreen customers. It is understood that this warranty is to the end user and not to Purchaser; provided, however, that Evergreen agrees to process warranty claims forwarded to Evergreen from Purchaser in accordance in accordance with Section 13(b) (Warranty Claims).
          (b) Warranty Claims. Purchaser and its service providers shall document and notify Evergreen of claims, questions or concerns Purchaser receives under Evergreen’s warranty with respect to Products sold to Purchaser hereunder. Purchaser shall obtain information from the end user as reasonably requested by Evergreen to enable the parties to determine whether the respective claim arises under the Evergreen warranty or arises from materials or services not provided by Evergreen. In the event of a claim by an end user under Evergreen’s warranty, Evergreen’s satisfaction of the claim with respect to the end user shall be deemed to also satisfy any related claim with respect to Purchaser. Upon Purchaser’s request, Evergreen shall reasonably inform Purchaser as to Evergreen’s processing of respective warranty claims forwarded to Evergreen from Purchaser.
          (c) [****]

          (d) [****]
          (e) Limitations. Notwithstanding anything to the contrary, the warranties provided by Evergreen do not apply to any Product which has been (i) altered by anyone other than Evergreen or personnel who are authorized by Evergreen and qualified to make repairs or (ii) used in conjunction with any other product if such use results in the defect, (iii) damaged by improper environment, abuse, misuse, attempts to alter or repair without Evergreen’s authorization, accident or negligence, or (iv) used in violation of this Agreement, the User Documentation, or Evergreen’s other written instructions, if any, provided prior to such use.
     14. PRODUCT QUALITY INSPECTION
     Evergreen shall perform a quality inspection to identify obvious defects in Products before making the Products available for shipment to Purchaser, including any defects which would cause the Product not to conform to the specifications set forth in Schedule 5. The parties will from time to time discuss adjustments to the specifications set forth in Schedule 5 that would improve the quality of Products under this Agreement to the extent that Evergreen can effect such improvements in quality following the ramp up of manufacturing operations at its Devens, Massachusetts facility. The program shall be implemented in Evergreen’s reasonable discretion to address issues such as excessive amounts of foreign material in the laminate of the Products, excessive amounts of cells with chips, visible cracks in cells of Products, excessive scratches on the frame of panels and glass, broken leads, damaged insulation, damaged or broken junction-box or improperly fastened frames. Purchaser’s sole remedy for a breach of this Section 14 (Product Quality Inspection) or for Evergreen’s failure to deliver products which comply with the Specifications and Evergreen’s sole liability therefore shall be for Evergreen to repair or replace the nonconforming Products. Purchaser must notify Evergreen of the nonconformity within seven (7) business days of Purchaser’s discovery or notice of the nonconformity. The parties shall cooperate in good faith to address recurring issues regarding quality of the Products.
     THE FOREGOING REMEDIES PROVIDED BY EVERGREEN IN SECTIONS 13 AND 14 ARE THE SOLE AND EXCLUSIVE REMEDIES FOR ANY BREACH OF WARRANTY OR A BREACH OF THIS SECTION 14 AND THE EXPRESS WARRANTIES PROVIDED HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANY PROTOTYPES OR PRE-RELEASE PRODUCTS THAT MAY BE FURNISHED BY EVERGREEN ARE FURNISHED “AS IS” WITH NO WARRANTIES OF ANY KIND.
     15. INDEMNIFICATION
          (a) Infringement Indemnification by Evergreen. Evergreen agrees to defend at its own expense any action brought against Purchaser to the extent that it is based on a claim that Evergreen’s Product directly infringes [****], and will pay any costs and damages finally awarded against Purchaser in any such actions which are attributable to such claim. Notwithstanding the foregoing, this Section 15(a) (Indemnification by Evergreen) shall not apply to, and Evergreen shall have no liability for, any claim arising out of or relating to (1) the combination of any Product with any equipment or device not furnished by Evergreen, or (2) use of an Improvement or other items provided to or requested by Purchaser, or (3) any modification of any Product by anyone other than Evergreen or its authorized agents, or (4) Purchaser’s failure to install or have installed changes, revisions or updates as instructed and paid for by Evergreen, (5) Evergreen’s compliance with Purchaser’s or an end user’s specifications, designs or instructions if Purchaser had requested such modifications in spite of Evergreen’s notice of possible infringement given to Purchaser in writing before implementation of the applicable specifications, designs or instructions , or (6) use of any Product in material violation of this Agreement, the User Documentation, or Evergreen’s reasonable written instructions, if any, received by Purchaser or end user prior to such use. Should any Product become, or in Evergreen’s opinion be likely to become, the subject of a claim of infringement, Purchaser shall permit Evergreen as Evergreen may elect in its sole discretion and at Evergreen’s expense, to (i) procure for Purchaser the right to continue using such Product, (ii) replace or modify the Product so that it becomes non-infringing or [****]. Evergreen’s sole liability and Purchaser’s sole remedy for infringement claims shall be to obtain indemnity under the provisions of this Section 15(a) (Indemnification by Evergreen); provided, however, in the event that it is commercially unreasonable for Evergreen to procure for Purchaser the right to continue using such Product, or to replace or modify the Product so that it becomes non-infringing, the Quarterly commitments for Product purchases shall be appropriately adjusted.
          (b) Indemnification by Purchaser. Purchaser agrees to defend at its own expense any action brought against Evergreen to the extent that it is based on a claim arising out of or relating to any of the exclusions set forth in Sections 15(a) (1), (2), (3) (but only to the extent that Purchaser carries out or authorizes such modifications ) (4), (5) or (6) of this Section 15 (Indemnification) or Purchaser’s marketing, warranties or distribution of the Products, and will pay any costs and damages finally awarded against Evergreen in any such actions which are attributable to such claim.
          (c) Procedure. Each party’s (“Indemnifying Party’s”) indemnification obligation is subject to the conditions that (i) the other party (“Indemnified Party”) promptly notifies the Indemnifying Party in writing of any such claim, and provides the Indemnifying Party with sole control of the defense of such claim and all negotiations for any settlement or compromise, and (ii) the Indemnified Party provides all information and assistance reasonably requested by the Indemnifying Party for the defense and settlement of such claim.
     16. LIMITATION OF LIABILITY
          (a) EXCEPT WITH RESPECT TO A MATERIAL BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 12 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING FROM CONTRACT, TORT OR NEGLIGENCE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT, LOSS OF GOODWILL, OR SUBSTITUTE PROCUREMENT, OR FOR DAMAGES DUE TO DELAYS IN SHIPMENT, DELIVERY OR USE OF PRODUCTS PURCHASED HEREUNDER, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          (b) EXCEPT FOR PURCHASER’S PURCHASE PRICE PAYMENT OBLIGATIONS OR A MATERIAL BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 12 (CONFIDENTIALITY), THE TOTAL AGGREGATE LIABILITY OF EACH PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING SECTIONS 13 (WARRANTY SERVICES) AND 14 (INDEMNIFICATION)) SHALL NOT EXCEED THE TOTAL PURCHASE PRICE PAID OR PAYABLE BY PURCHASER TO EVERGREEN FOR THE PRODUCTS OR SERVICES TO WHICH SUCH CLAIM RELATES.
          (c) THESE LIMITATIONS OF LIABILITY SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THIS SECTION DOES NOT EXCLUDE LIABILITY FOR PERSONAL INJURY OR DEATH TO THE EXTENT THAT SUCH LIABILITY CANNOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAW.
     17. GENERAL
          (a) Relationship. The relationship of the parties is that of independent contractors. There is no relationship of agency, partnership, joint venture, employment or franchise between the parties, and neither party has the authority to bind or incur any obligation on the part of the other.
          (b) Governing Law; Dispute Resolution. This Agreement shall be governed by and construed under the laws of the New York without reference to conflict of laws principles, and not by the 1980 U.N. Convention on Contracts for the International Sale of Goods. Except as otherwise specified in this Agreement or the Schedules hereto, or as may be agreed by the parties, any dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination thereof shall be finally resolved by binding arbitration in accordance with the then current rules of arbitration of the American Arbitration Association (the “Rules”) by a single arbitrator selected in accordance with such rules. Such arbitration shall be held in New York, New York, and the proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English. Any written evidence in a language other than English shall be submitted with an English translation. Any final decision issued in the arbitration shall be binding and conclusive upon the parties to this Agreement and may be entered as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, each party may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Section and without any abridgment of the powers of the arbitrator.
          (c) Export Laws. Any and all obligations of Evergreen to provide Products, documentation, or other materials shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. Each party warrants to the other that it will comply with the Export Administration Regulations and other United States laws and regulations governing exports in effect from time to time. In the event Purchaser orders Products other than Spruce Products only manufactured outside of the United States as contemplated in Section 6(a) (Shipment), Purchaser is solely responsible, at its own expense, for obtaining all necessary import and re-export permits and certificates and for the payment of any and all taxes and duties imposed upon the movement and delivery of the Products.
          (d) Notices. All notices or communications of any kind made or required to be given pursuant to this Agreement shall be in writing and delivered to the other party at the address first set forth above, unless either party gives notice to the other party of a change of address.
          (e) Force Majeure. Neither party is liable for its failure or delay to perform its obligations under the Agreement so long as the delay is due to strikes, wars, revolutions, acts of terrorism, fires, floods, explosions, earthquakes, government regulations, or other causes beyond its reasonable control.
          (f) Assignment. Neither party may assign this Agreement without the prior written consent of the other party, except that each party may assign this Agreement to a successor in connection with the transfer of all or substantially all of the business or assets of such party, whether by sale, merger, operation of law or otherwise. Subject to the foregoing sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Notwithstanding the foregoing, Evergreen may at any time and from time to time pledge or grant a security interest in all or any portion of its rights, title and interest under this Agreement as collateral security to secure obligations of Evergreen; provided that no such pledge or grant of a security interest shall (a) release Evergreen from any of its obligations hereunder or (b) substitute any such pledgee or grantee for Evergreen as a party hereto with any rights or remedies hereunder.
          (g) Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.
          (h) Miscellaneous. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law the remaining provisions of this Agreement shall remain in full force and effect. No waiver or modification of this Agreement shall be valid unless in writing signed by each party. The waiver of a breach of any term hereof shall in no way be construed as a waiver of any other term or breach hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
[signature page follows]

     IN WITNESS WHEREOF, Evergreen and Purchaser acknowledge that they have read this Agreement, including any Exhibits, understand them and agree to be bound by their terms and conditions effective as of the Effective Date.

Evergreen Solar, Inc.		IBC SOLAR AG

By:	/s/ Richard M. Feldt	By:	/s/ Udo MohrStedt

Name:	Richard M. Feldt	Name:	Udo MohrStedt

Title:	Pres. & CEO	Title:	Pres. & CEO

Date:	July 11, 2008	Date:	July 14, 2008

ATTACHMENTS:
Schedule 1 — Additional Terms
Schedule 2 — Products
Schedule 3 — Warranty
Schedule 4 — Flash Test Data Sample
Schedule 5 — Grade A Product Classification Criteria

Schedule 1
Additional Terms
Territory:
     [****]
Product Applications:
     [****]
Supply Period:
     The supply period shall continue through December 31, 2013 (“Termination Date”).
Listed Ports:
     [****]
Firm Commitment Quantities:

	Jan. 1,	Dec. 1	Dec. 1	Dec. 1	Dec. 1	Dec. 1
	2008 to	2008 to	2009 to	2010 to	2011 to	2012 to
	Nov. 30,	Nov. 30	Nov. 30	Nov. 30	Nov. 30	Nov. 30
Shipment Period	2008	2009	2010	2011	2012	2013
Firm Quantity (MWp)	[****]	[****]	[****]	[****]	[****]	[****]
“Wp” means the specified Watts peak output power of the respective Products. Where used to specify quantity of Products, Wp is the Wp of a unit of the respective Product times the number of units of such Product.
“MWp” means MegaWp, which is 106 Wp.

Prices:
     Pricing is in Euros €/Wp calculated on nominal power of Products. Except as otherwise adjusted pursuant to the Substantial Market Change and Exchange Rate Adjustment pricing adjustment provisions set forth below, the pricing applicable to all Products through 2013 is stated in the following table. The “Scheduled Price” means the price for the respective year according to this table:

	Jan. 1,	Dec. 1	Dec. 1	Dec. 1	Dec. 1	Dec. 1
	2008 to	2008 to	2009 to	2010 to	2011 to	2012 to
	Nov. 30,	Nov. 30	Nov. 30	Nov. 30	Nov. 30	Nov. 30
Shipment Period	2008	2009	2010	2011	2012	2013
White Back Skin	€ [****]	€ [****]	€ [****]	€ [****]	€ [****]	€ [****]
Price Adjustments:
[****]
Schedule 1, Page 2

Schedule 2
Products
     Product 1 (proposed ES-A Series) PV Panel Description/Specifications:

■	Configuration: 6 x 19 standard Evergreen cell configuration; planned 200 Wp to 220 Wp class panel.

■	Panel Rated Minimum Power and Tolerance: Product power tolerance specification for ES-A Series or equivalent Products will be -0% to +4.99Wp.

■	Safety and quality certifications: Product electrical characteristics are based on the results of production line test performed at the MC connectors in accordance with IEC 904-1 at Standard Test Conditions (1000 W/m2 with IEC904-3 reference solar spectral irradiance distribution, AM1.5 and 25C). Evidence of certification per IEC 61730, UL or ETL listing to UL standard 1703 of the foregoing shall be provided to Purchaser prior to first Shipment. IEC 61215: 2005 and CE declaration, as applicable.

■	Cables, Frame Grounding, Glass: Cables will be standard MC or accepted equivalent, and frame grounding holes will be located on the side of the panel frame. Glass will be non-glare, rolled type.
OEM Product
Commencing January 1, 2009, Evergreen will accept orders for Product with the same specifications as Product 1 but such Product will be labeled (or Purchaser will be permitted to label the Product) with Purchaser’s company name and logo together with Evergreen’s name and logo. The details of the label and branding for the OEM Product will be negotiated in good faith by the parties following the execution of this Agreement. In connection with the sale of OEM Product to Purchaser, Evergreen will warranty to the OEM Products directly to Purchaser under the standard Evergreen warranty statements to enable Purchaser, in turn, to issue such warranty under its name to end users. None of the other terms of the Agreement, including without limitation price and delivery and terms, will be modified for the OEM Product sales to Purchaser, but the parties acknowledge they will need to negotiate and agree to certain additional terms typically associated with such an OEM sales relationship, such as terms that address ownership of trademarks, product marking requirements, responsibility for any trademark infringement and product warranty.

Schedule 3
Warranty
Evergreen Solar
Photovoltaic Panels Limited Warranty
Limited Warranty: Materials or Workmanship
Evergreen Solar warrants the panels to be free from defects in materials or workman-ship under normal application, installation, use, and service conditions. The panels must be installed according to the latest Safety, Installation and Operation Manual provided by Evergreen Solar otherwise this warranty will be void. If the product fails to conform to this warranty, then, for a period ending sixty (60) months from date of sale to the original consumer purchaser, Evergreen Solar will, at its option, either repair or replace the product or refund the purchase price. The repair, replacement, or refund remedy shall be the sole and exclusive remedy provided under this warranty.
Limited Warranty: Power Output
Evergreen Solar warrants for a period often (10) years from the date of sale to the original consumer purchaser that the power rating at Standard Test Conditions will remain at 90% or greater of Evergreen Solar’s Minimum Specified Power Rating. Evergreen Solar further warrants for a period of twenty-five (25) years from the date of sale to the original consumer purchaser that the power rating at Standard Test Conditions will remain at 80% or greater of Evergreen Solar’s Minimum Specified Power Rating.
Evergreen Solar will, at its option, repair or replace the product, refund the purchase price, or provide the purchaser with additional panels to make up lost power, provided that such degradation is determined to be due to defects in materials or workmanship under normal installation, application, and use. The panels must be installed according to the latest Safety, Installation and Operation Manual provided by Evergreen Solar otherwise this warranty will be void. The relevant Minimum Specified Power Rating is defined in Evergreen Solar’s product data sheet at the time of shipment. Standard Test Conditions are irradiance of 1000W/m2, 25° C cell temperature, and AM 1.5 light spectrum.
Schedule 3, Page 1

Limitations and Conditions
The remedy set forth in these limited warranties shall be the sole and exclusive remedy provided under the extended term warranty, unless otherwise agreed by Evergreen Solar in writing. In Germany, these limited warranties are neither a “guarantee of the quality” of the panel pursuant to §443 BGB (German Civil Code) nor are they an “acceptance of a guarantee” pursuant to §276 BGB,
The limited warranties set forth herein do not apply to any panel which in Evergreen Solar’s sole judgement has been subjected to misuse, neglect, or accident; has been damaged through abuse, alteration, improper installation or application, or negligence in use, storage, transportation, or handling; has not been installed in accordance with the latest Safety, Installation and Operation Manual provided by Evergreen Solar or has in anyway been tampered with or repaired by anyone other than Evergreen Solar or its authorized agent.
The limited warranties do not cover costs associated with panel installation, removal, testing, packaging, transportation, or reinstallation; other costs associated with obtaining warranty service; or costs, lost revenues, or lost profits associated with the performance or nonperformance of defective panels.
Any panels repaired or replaced by Evergreen Solar under a warranty claim shall be covered by the same warranties and original term as the first product purchased under said claim. The term shall not be prolonged or reset from the date of sale to the original consumer purchaser. Any replaced parts or products become the property of Evergreen Solar.
These limited warranties apply only to the first end-user purchaser of the panels or to any subsequent owners of the original building or site where the panels were first installed. The limited warranties set forth herein are expressly in lieu of and exclude all other express or implied warranties, including but not limited to warranties of merchantability and of fitness for particular purpose, use, or application and all other obligations or liabilities on the part of Evergreen Solar, unless such other warranties, obligations, or liabilities are expressly agreed to in writing signed and approved by Evergreen Solar.
Evergreen Solar shall have no responsibility or liability whatsoever for damage or injury to persons or property, or for other loss or injury resulting from any cause whatsoever arising out of or related to the product, including, without limitation, any defects in the panel, or from use or installation. Under no circumstances shall Evergreen Solar be liable for incidental, consequential, or special damages, howsoever caused.
Evergreen Solar’s aggregate liability, if any, in damages or otherwise, shall not exceed the payment, if any, received by seller for the unit of product or service furnished or to be furnished, as the case maybe, which is the subject of claim or dispute. Some jurisdictions do not allow limitations on implied warranties or the exclusion or limitation of damages, so the above I imitations or exclusions may not apply to you.
If a part, provision, or clause of terms and conditions of sale, or the application thereof to any person or circumstance is held invalid, void, or unenforceable, such holding shall not affect and leave all other parts, provisions, clauses, or applications of terms and conditions remaining, and to this end the terms and conditions shall be treated as severable.
This warranty gives you specific legal rights; and you may also have other rights that vary from state to state and country to country. Neither party shall be in any way responsible or liable to the other party, or to any third party, arising out of nonperformance or delay in performance of the terms and conditions of sale due to acts of God, war, riot, strikes, unavailability of suitable and sufficient labor, and any unforeseen event beyond its control, including, without limitations, any technological or physical event or condition which is not reasonably known or understood at the time of sale.
Any claim or dispute regarding these warranties shall be governed by and construed in accordance with the laws of the State of New York (US).
Obtaining Warranty Performance
If you feel you have a claim covered by warranty, you must promptly notify the dealer who sold you the panel of the claim. The dealer will give advice handling the claim. If further assistance is required, write Evergreen Solar for instructions.
The customer must submit a written claim, including adequate documentation of panel purchase, serial number, and product failure. Evergreen Solar will determine in its sole judgment the adequacy of such claim. Evergreen Solar may require that product subject to a claim be returned to the factory, at the customer’s expense. If product is determined to be defective and is replaced but is not returned to Evergreen Solar, then the customer must submit adequate evidence that such product has been destroyed or recycled.

Note:	This document may be provided in multiple languages. If there is a conflict among versions, the English language version dominates.
Schedule 3, Page 2

Schedule 4
Flash Test Data Sample

Panel Test Data Report for Pallet: xxx-yyyyyy
This data summarises the STC electrical test data of the listed PV panels as measured at the time of manufacture by Evergreen Solar
This test data is provided to customers for informational purposes only
The only electrical specifications valid for warranty purposes are those defined in the Installation Manual supplied with this product
Evergreen Solar provides no guarantees that the listed PV panels will deliver the exact same results when tested by any third party

Item #	Serial #	Pallet ID	Product ID	Date Tested	Isc (A)	Imp (A)	Voc (V)	Vmp (V)	Pmax (W)

1	4901200702190000214	xxx-yyyyyy	ES-180-RL-K	2/19/2007 10:53	7.9	7.1	32.2	25.3	178.3
2	4901200702190000247	xxx-yyyyyy	ES-180-RL-K	2/19/2007 11:44	7.9	7.2	32.2	25.7	184.1
3	4901200702190000244	xxx-yyyyyy	ES-180-RL-K	2/19/2007 11:40	7.7	7.1	32.3	25.8	183.1
4	4901200702190000195	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:05	7.8	7.1	32.4	25.9	185.3
5	4901200702160000375	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:15	7.8	7.2	32.2	25.6	183.8
6	4901200702190000252	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:02	8.0	7.2	32.5	26.0	185.8
7	4901200702160000376	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:14	7.8	7.1	32.3	25.8	182.4
8	4901200702190000255	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:13	7.9	7.1	32.2	25.5	181.4
9	4901200702190000258	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:19	7.9	7.1	32.4	26.0	183.9
10	4901200702190000250	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:00	7.9	7.1	32.4	26.0	184.1
11	4901200702190000194	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:06	7.9	7.2	32.4	25.8	186.1
12	4901200702190000260	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:23	7.8	7.1	32.2	25.5	181.0
13	4901200702190000261	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:24	8.0	7.2	32.5	26.0	186.1
14	4901200702190000262	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:25	8.0	7.1	32.0	25.5	181.5
15	4901200702190000254	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:12	7.9	7.1	32.3	25.3	180.2
16	4901200702190000264	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:27	7.8	7.1	32.2	25.3	181.1
17	4901200702190000249	xxx-yyyyyy	ES-180-RL-K	2/19/2007 11:47	8.1	7.1	32.3	25.8	184.0
18	4901200702190000232	xxx-yyyyyy	ES-180-RL-K	2/19/2007 11:20	8.0	6.8	32.3	26.0	178.0
19	4901200702190000263	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:36	8.0	7.1	32.5	26.1	185.8
20	4901200702190000205	xxx-yyyyyy	ES-180-RL-K	2/19/2007 11:53	8.0	7.2	32.4	25.4	183.1
21	4901200702190000236	xxx-yyyyyy	ES-180-RL-K	2/19/2007 11:24	7.9	7.1	32.0	25.4	179.5
22	4901200702190000274	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:51	7.9	7.0	32.3	26.3	183.9
23	4901200702190000277	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:55	7.8	7.1	32.2	25.4	180.6
24	4901200702190000283	xxx-yyyyyy	ES-180-RL-K	2/19/2007 13:03	8.0	7.2	32.4	25.8	184.9
25	4901200702190000267	xxx-yyyyyy	ES-180-RL-K	2/19/2007 12:34	7.9	7.1	32.1	25.8	182.9
26	4901200702190000286	xxx-yyyyyy	ES-180-RL-K	2/19/2007 13:07	8.1	7.2	32.0	25.1	179.6
27	4901200702190000285	xxx-yyyyyy	ES-180-RL-K	2/19/2007 13:05	7.7	7.1	32.0	25.7	182.9
28	4901200702190000306	xxx-yyyyyy	ES-180-RL-K	2/19/2007 13:52	8.1	7.1	32.1	25.5	181.1
29	4901200702190000305	xxx-yyyyyy	ES-180-RL-K	2/19/2007 13:46	7.9	7.2	32.3	25.8	185.3
30	4901200702190000297	xxx-yyyyyy	ES-180-RL-K	2/19/2007 13:39	7.9	7.1	32.0	25.5	181.3

Schedule 5

ES-Series Panels — Classification Criteria
Internal Code: Q QM SP 002/04
Creation Date: June 7, 2007
(revised for IBC Agreement July 2008)
Edition: 4
[****]
Schedule 5, Page 1

ES-Series Panels — Classification Criteria
Internal Code: Q QM SP 002/04
Creation Date: June 7, 2007
(revised for IBC Agreement July 2008)
Edition: 4
[****]
Schedule 5, Page 2

ADDENDUM TO MASTER SUPPLY AGREEMENT
     This Addendum (this “Addendum”) dated as of February 1, 2009 (the “Effective Date”) is attached to and incorporated into the above-referenced Master Supply Agreement (as amended and supplemented by this Addendum, the “Agreement”) dated July 14, 2008 between Evergreen Solar, Inc. (“Evergreen”) and IBC Solar AG (“Purchaser”). Capitalized terms used but not defined in this Addendum shall have the respective meanings set forth in the Agreement.
     1. SCOPE OF ADDENDUM
     This Addendum is intended by Evergreen and Purchaser to set forth the terms and conditions under which Purchaser will purchase all Products pursuant to the Agreement commencing on February 1, 2009 for resale under Purchaser’s company name and logo together with Evergreen’s name and logo (“OEM Products”). Commencing on February 1, 2009, Purchaser may only purchase and resell OEM Products.
     2. BRANDING OF OEM PRODUCTS
     (a) Evergreen Trademark Usage.
          (i) Powered by Evergreen Solar. Purchaser shall brand the OEM Products as a Purchaser product, “powered by Evergreen Solar®,” and Purchaser shall use the “powered by Evergreen Solar” Trademark(s), in the manner set forth in this Addendum or as otherwise approved in advance by Evergreen, to identify all OEM Products and in all materials used to advertise, market or promote the OEM Products. Purchaser agrees that the words “powered by Evergreen Solar” (the “Evergreen Tagline”) shall constitute an Evergreen Trademark for purposes of Section 11(d) of the Agreement. Evergreen grants Purchaser a non-exclusive license to use “powered by Evergreen Solar®” as required pursuant to this Addendum. Purchaser’s obligation to “brand” the OEM Products shall mean that Purchaser is responsible for selling and marketing the OEM Products with the Evergreen Tagline including, but not limited to preparing, providing and establishing advertising, promotional materials, websites and tradeshow activities using the Evergreen Tagline.
          (ii) String Ribbon. Purchaser may, but is not required to, brand the OEM Product using Evergreen Solar’s “String Ribbon™” trademark, in the manner set forth in this Addendum or as otherwise approved in advance by Evergreen, to identify all OEM Products and in all materials used to advertise, market or promote the OEM Products. Upon registration of the trademark by Evergreen, Purchase agrees to use “String Ribbon” with the “®” designation in lieu of the “™” designation. Purchaser agrees that the words “String Ribbon” shall constitute an Evergreen Trademark for purposes of Section 11(d) of the Agreement. Evergreen grants Purchaser a non-exclusive license to use “String Ribbon™” as permitted pursuant to this Addendum.
     (b) Purchaser’s Branding Obligations. Subject to the requirement to brand the OEM Products using the Evergreen Tagline and Evergreen’s right and need to ensure that the use of any Evergreen Trademarks complies with Evergreen’s then-current trademark usage policies and guidelines and the quality standards of Evergreen, Purchaser shall determine and shall be responsible for all aspects of the branding of the OEM Products, including all costs and expenses associated therewith including the research of and registration for all trademarks and trademarks associated with the OEM Products (other than the Evergreen Trademarks). Evergreen hereby grants Purchaser permission to reproduce, publicly display, and otherwise use the Evergreen Trademarks provided by Evergreen to Purchaser for the sole purpose of promoting the OEM Products as permitted in the Agreement. Purchaser agrees not to use Evergreen Trademarks or potentially confusing variations of Evergreen Trademarks as a part of a product name, service name, company name, Internet address or similar designation, or in any manner that suggests a relationship with Evergreen other than that which exists under this Agreement. Purchaser acknowledges that it is granted no rights with respect to any Evergreen Trademarks except as expressly set forth herein.
     (c) Evergreen’s Labeling Obligations. Notwithstanding the foregoing branding requirements set forth in Section 2(a) and (b), Evergreen is responsible for labeling of the OEM Products and the associated packaging, and the cost thereof pursuant to Section 4(b).
     (d) Evergreen Approval. Evergreen and Purchaser agree to reasonably cooperate to address concerns related to Purchaser’s use of the Evergreen Trademarks if Evergreen determines that such use does not comply with Evergreen’s then-current trademark usage policies and guidelines or the quality standards of Evergreen.
     3. WARRANTY SERVICES FOR OEM PRODUCTS
     (a) Warranty Modifications. Sections 13(a) and (b) of the Agreement shall not apply to OEM Products. In lieu thereof, the following provisions shall apply to the Agreement:
          (i) Limited Product Warranty. All OEM Products purchased by Purchaser will be warranted to Purchaser per the terms, conditions and limitations of the standard Evergreen warranty statements provided with the OEM Products, a representative copy of which is attached to the Agreement as Schedule 3 (the “Evergreen Warranty Statements”), with Purchaser having the same warranty rights as the “original consumer purchaser” thereunder. The applicable warranty period will commence on the earlier of the warranty commencement date specified on the applicable Evergreen Warranty Statement or 180 days after shipment of the OEM Product to Purchaser pursuant to Section 6 of the Agreement. Evergreen may modify the Evergreen Warranty Statements from time to time in addition to providing differing warranties for different OEM Products and markets on ninety (90) days prior written notice to Purchaser; provided, however, that if any such modification materially reduces the warranty provided as a whole set forth in Schedule 3 and such reductions are (i) not substantially consistent with those generally accepted in the industry and (ii) materially different than the warranty offered all other customers, Purchaser may, on written notice to Evergreen, if Evergreen fails to withdraw its modification of the warranty within ten (10) business days of receipt of such notice, terminate the Agreement in accordance with Section 10(b) of the Agreement. In no event will the Purchaser’s warranty on OEM Products be materially different than that offered for Products sold to all other Evergreen customers. It is understood that the warranties in this Section 3(a)(i) of this Addendum are made exclusively to Purchaser and are non-transferable.

          (ii) [****]
          (iii) Warranty Claims. Purchaser and its service providers shall document and notify Evergreen of claims, questions or concerns Purchaser receives under Purchaser’s warranty with respect to Products sold to Purchaser hereunder. Purchaser shall obtain information from the end user as reasonably requested by Evergreen to enable the parties to determine whether the respective claim arises under the Evergreen warranty to Purchaser or arises from materials or services not provided by Evergreen.
          (iv) Additional Warranty Provisions. The additional warranty provisions set forth in Sections 13(c), (d) and (e) of the Agreement shall continue to apply.
     (b) No Warranty to End Users. Evergreen makes no representations or warranties to Purchaser’s end users (“End Users”) with regard to the OEM Products, and, except for such costs as may be payable by Evergreen to Purchaser pursuant to Sections 13(c), 13(d) and 13(e) of the Agreement, Purchaser shall be responsible at its sole cost and expense for all direct interaction with its End Users for warranty and non-warranty related field services and ongoing support for the OEM Products, including responding to and managing any OEM Product warranty claims made by End Users under Purchaser’s warranty to End Users. Purchaser shall make no representations or warranties to third parties, including End Users, on behalf of Evergreen, and Purchaser shall clearly state in its contracts or warranty statements for its End Users that any OEM Product warranty to End Users is provided solely by Purchaser. Further, Purchaser shall make no representations and warranties related to the OEM Products that are inconsistent with the Agreement (including the applicable Evergreen Warranty Statement(s)) nor shall Purchaser imply in any way, including in Purchaser’s warranty to End Users, that Purchaser is an agent for Evergreen, that Evergreen is responsible for the providing of the OEM Products (other than by use of the Evergreen Tagline as permitted in Section 2 of this Addendum) or that Evergreen is in any way liable to End Users, and Purchaser will take all necessary measures to preclude Evergreen from being made a party to any lawsuit or claim regarding the OEM Products provided to any End User.
     4. DELIVERY REQUIREMENTS; LABELING; CERTIFICATION
     (a) Installation Manual. Purchaser must prepare and deliver to each of Purchaser’s direct customers an installation manual for the OEM Products as required by applicable law. Further, in addition to Purchaser’s indemnification obligations under Section 15(b) of the Agreement, Purchaser agrees to defend at its own expense any action brought against Evergreen to the extent that it is based on a claim arising out of or relating to Purchaser’s breach of this Section 4(a).
     (b) OEM Product and Packaging Labeling. Evergreen is authorized and directed to affix to the back of each OEM Product an identification label in a form mutually agreeable to Evergreen and Purchaser that conforms to all applicable legal requirements and requirements of applicable certification agencies. All other product and packaging labeling shall be substantially similar to labeling used by Evergreen except for the substitution of appropriate product names and the Purchaser logo. The product identification label will be printed in English and German, be located on the back of the product and conform to the requirements of the EN50380 DIN Standard. Attached to this Addendum as Schedule 1 is a sample of the initial agreed upon product identification label, which product label may be modified by Evergreen as required by law or based on change electrical specification of the OEM Product as permitted or agreed by the parties from time to time; provided that Evergreen shall provide at least ninety (90) days prior written notice to Purchaser if possible.
     (c) TÜV Certification. Evergreen and Purchaser will cooperate to apply and obtain any certificate needed from TÜV to brand the OEM Product as a TÜV certified product. All third party costs associated with such efforts shall be borne by Evergreen.
     5. GENERAL
     Except as expressly amended by this Addendum, all terms and conditions of the Agreement shall remain unchanged and in full force and effect (e.g., except as expressly amended by this Addendum all references in the Agreement to “Products” shall include OEM Products). All references in the Agreement or this Addendum to “the Agreement” or “this Agreement” shall include the Agreement as modified and supplemented by this Addendum, and in the event of any conflicts or inconsistencies between the Agreement and this Addendum, this Addendum shall control in each instance.
[signatures on next page]

     IN WITNESS WHEREOF, Evergreen and Purchaser have duly executed this Addendum as of the Effective Date written above.

Evergreen Solar, Inc.	IBC SOLAR AG

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Schedule 1
OEM Product Label Sample